Amended and Restated Agreement for the Sale of Assets

Assumption of Liabilities and Obligations and Licensing of Certain Rights

This Amended and Restated Agreement for the Sale of Assets, Assumption of Liabilities and Obligations and Licensing of Certain Rights (the "Agreement") is effective as of January 3, 2013 (the "Effective Date") between DUBLI, INC. 5200 Town Center Circle, Suite 601, Boca Raton, FL 33486 a Nevada corporation (the "Seller") and Agaani Music, JLT, P.O. Box 454882, Dubai, UAE a DMCC Free Zone (Dubai) corporation (the "Buyer").

On December 31, 2012, Seller and the Buyer entered into an initial agreement for the purchase and sale of certain assets, liabilities and obligations as well as the licensing of certain of the Seller’s rights to the Buyer. After further negotiations between the parties, the Seller and the Buyer agreed on the Effective Date to rescind certain aspects of the transaction and entered into this Agreement.

Accordingly, this Agreement sets forth the revised terms and conditions under which the Seller, will cause DUBLICOM LIMITED to (a) sell the assets listed on Schedule A attached hereto (the "Assets"), (b) transfer and assign the obligations and liabilities listed on Schedule B attached hereto (the "Obligations") and (c) license certain rights to the Buyer. Such transaction is hereinafter referred to as the "Transaction."

The Transaction has been approved by all requisite corporate action on behalf of the Seller and the Buyer. The Seller and the Buyer agree as follows:

1.                  Assets: The Assets listed on Schedule A may be updated or amended by mutual agreement of the parties hereto, and to the extent necessary, will be set forth in any amendments to the Agreement (the "Amended Agreements") setting forth the modified terms of the Transaction. To the extent that that there are any costs associated with the transfer of the Assets, such as taxes, fees, shipping or other duties, such costs shall be shared equally by the Seller and the Buyer.

2.                  Obligations: The Obligations listed on Schedule B may be updated or amended by mutual agreement of the parties hereto and, to the extent necessary, will be set forth in the Amended Agreements.

3.                  Asset Purchase and Obligation Transfer: The Buyer has purchased the Assets free and clear of all liens, charges, encumbrances and rights of third parties, except as explicitly set forth herein or in the Amended Agreements, if any. The Buyer has assumed all of the Obligations and will make all payments and provide all services relating to the Obligations in a timely manner.

4.                  License of Certain Rights: In connection with the sale of Assets and the assumption of Obligations, the Transaction will include a license from the Seller to the Buyer of: (a) the non-exclusive limited right to use the Seller's customer database ("DB"), it being understood that the DB is limited to customers that signed up for the auctions until December 31, 2012 and that the DB use is limited to run the auctions only (further restrictions may apply) and (b) the non-exclusive right to use the DubLi brand for a period of 12 months after the closing of the Transaction, it being understood that the DubLi brand use is limited to run the auctions only (further restrictions may apply). The upfront license fee for the items covered in Sections 4(a) and (b) shall be $1.00.

5.                  Consideration for Transfer of Business: The consideration for the purchase of the Assets is: (a) One Dollar ($1.00) and (b) the assumption of the Obligations, as described on Schedule B. The revenues generated from the Seller's auction business after December 31, 2012 will be transferred to the Buyer at the closing of the Transaction, net of the expenses relating to the auction business. After Transaction, any and all expenses associated with the auction business, if incurred by Seller, shall be reimbursed by Buyer upon written notification. The Buyer shall be responsible to cover all losses generated by the business after the closing of the Transaction.

6.                  Amended Agreements: Further details of the Transaction will, to the extent necessary, be set forth in the Amended Agreements, which shall be negotiated in good faith among the parties hereto. The Amended Agreements shall contain such representations, warranties, covenants and conditions as are customary in a transaction of this kind. In addition, the Amended Agreements shall include terms for the Seller to provide accounting services for the auction business being sold to the Buyer for a certain period of time and at a price which will be customary for the services being provided. The parties will work in good faith to complete the Amended Agreements as soon as reasonably practicable.

7.                  Expenses: All of the parties hereto shall be responsible for their respective legal, accounting and other fees and expenses related to the Transaction.

8.                  Termination: This Agreement may be terminated by either party only based on the other party's breach of a material term contained herein. Termination requires written notification by the terminating party delivered to the other party.

9.                  Confidentiality; No Public Disclosure: Except as otherwise required by law, the existence and term of this Agreement, and the fact that negotiations may be ongoing among the parties hereto are strictly confidential and may not be disclosed by the parties hereto to anyone except to their respective directors, employees, partners, legal counsel, financial advisors, financing sources, and any other representatives who are involved in evaluating or negotiating the Transaction and who agree to abide by the terms of this Agreement or are otherwise bound by obligations of confidentiality sufficient to prevent disclosure. Unless and until this Agreement is terminated or four (4) days after the Transaction is completed, the Buyer nor any of Buyer's representatives shall purchase or sell any stock of DubLi, Inc.

10.                Entire Agreement: This Agreement represents the entire agreement among the parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements, representations, and understandings concerning the subject matter hereof with the exception of previously executed confidentiality agreements.

11.              Governing Law: This Agreement and the Amended Agreements will be governed by and construed in accordance with the laws of the State of Florida.

12.              Remedies: In the event of a breach by any party of this Agreement, the other party or parties to this Agreement who have been damaged by such breach shall be entitled to injunctive and other equitable relief in addition to all other remedies available under law.

13.              Buyer's Representations: Buyer represents and warrants to Seller that Buyer (a) is duly and validly organized and in good standing under the laws of the jurisdiction under which it was formed, (b) has all requisite power and authority to enter into this Agreement and to consummate the transactions set forth herein, (c) has obtained the approval of its board of directors (or similar governing body) and, if necessary, its shareholders, and (d) does not own any stock of Seller as of the date of this Agreement. Buyer further understands that it is responsible for its own assessment of the Assets and Obligations hereunder and represents that it has conducted its own analysis and due diligence investigation of the Assets and Obligations, and is not relying on any representations or warranties about the Assets and Obligations except as set forth in writing in this Agreement and any Amended Agreements.

14.              Assignment: This Agreement and the rights and obligations of a party hereto may not be assigned by any party hereto except with the prior written consent of the Seller and the Buyer.

15.              Counterparts: This Agreement may be executed in counterparts. Signature pages hereof that are manually signed and delivered by electronic transmission (including facsimile or electronic mail) e.g., as a portable document format (pdf file) shall be deemed to constitute an original thereof and shall bind the parties signing and delivering in such manner.

16.              Broker/Finder Fees: Each party shall indemnify and hold harmless the other parties from any claim for broker's or finder's fees arising from the Transaction by any person claiming to have been engaged by such party.

(The remainder of page was intentionally left blank. The signature page follows.)

If the foregoing accurately sets forth our understanding, we request that you approve this Agreement and evidence such approval by signing a copy of this Agreement and returning it to the undersigned.

Sincerely,

/s/ Michael B. Hansen
Michael Hansen, President and Chief Executive Officer of Dubli, Inc.

Agreed and Accepted as of the
3rd day of January, 2013:

By:       /s/ Craig Johnson

Craig Johnson

General Manager of Agaani Music, JLT

[SIGNATURE PAGE]

SCHEDULE A

"Assets"

1.	Auction software engine (programmed in PHP), including back office/administrative toolset (statistics, auction analysis, and profitability analysis.)

2.	User interface to access the auctions (programmed in HTML).

3.	All deferred costs as of December 31, 2012 related to the sale of DubLi credits. As of October preliminary analysis, deferred costs are approximately $1,848,937. A reconciliation of December will be performed in January 2013 to determine final numbers. Buyer understands and agrees that the December 31, 2012 deferred costs may be different from the preliminary analysis and such difference may be substantial.

4.	Intellectual property (idea, calculation model, legal documentation, contracts/terms, knowledge of customer behavior, breakage analysis, brands "Xpress" and "Unique Bid."

SCHEDULE B

"Obligations"

Liabilities and Obligations

All credit accounts for auctions, including the corresponding liabilities. The Buyer understands that in order for a customer to participate in an auction, the customer must purchase limited, non-transferrable license and right to use certain of the Seller's digital products or services as the Seller may from time to time offer in the form of so-called "Credits". As of October preliminary analysis, customers maintained a cumulative balance of Credits in the amount of approximately $11,887,750. A reconciliation of December will be performed in January 2013 to determine final numbers. The Buyer is assuming the obligation to continue providing auctions until all of the existing Credits as of December 31, 2012 are used or expired according to the terms and conditions relating to the issuance of such Credits.